Etsy, Inc. Reports First Quarter 2017 Financial Results
Announces CEO Transition

Brooklyn, NY - May 2, 2017 - Etsy, Inc. (NASDAQ: ETSY), which builds markets, services and economic opportunity for creative entrepreneurs, today announced financial results for its first quarter, ended March 31, 2017.

Senior Leadership Transition

The Company also announced that the Etsy Board of Directors has appointed Josh Silverman, a director on the Board since November 2016, as CEO, effective May 3, 2017. Josh succeeds Chad Dickerson, who will step down as CEO and Chair of the Board of Directors. Chad will serve in an advisory role to the Company through May 31, 2017. Fred Wilson, who joined the Etsy Board in June 2007 and has served as lead independent director since October 2014, will succeed Chad as Chair of the Board.

As the new CEO of Etsy, Josh has two decades of product development, marketing and e-commerce expertise. His deep industry experience includes leading and growing consumer technology companies and scaling global marketplaces. Josh previously served as President of Consumer Products and Services at American Express. Before American Express, Josh was CEO of Skype, CEO of shopping.com, an eBay company, and held various executive roles at eBay. He was also a co-founder and CEO of Evite, Inc. and he currently serves on the board of directors of Shake Shack.

Fred said, “Etsy is very fortunate to have Josh stepping into the CEO role at this time. He brings twenty years of senior leadership in technology and marketplace businesses to Etsy. In the six months that Josh has been on our Board, we have gotten to know him well and he has gotten to know us well. That will make for an easier transition and faster execution. I am pleased to be appointed Chair of the Etsy Board and I am looking forward to working closely with Josh and the leadership team to help Etsy capitalize on its significant growth opportunities.”

Fred added, “On behalf of the Board and the entire Etsy team, I want to thank Chad for building Etsy into the wonderful company that it is. Over the last six years as CEO, Chad has transformed a chaotic startup into a world class company, and in the process grew the revenues our sellers make over nine times, the revenues Etsy generates almost fourteen times and the operating profit Etsy generates almost fifteen times. And in doing that, Chad never lost sight of the original vision and the unique culture that makes Etsy the very best home for creative entrepreneurs. We have benefited greatly from his leadership.”

Josh said, “I have a deep appreciation for the mission of Etsy and the unique role that it plays in global e-commerce. Our focus will remain on delivering value to our community, including our shareholders. Having worked at other marketplaces, I recognize how difficult it is to create a differentiated value proposition for buyers that provides a unique opportunity for sellers—and Etsy has done that. In the coming weeks, I look forward to listening and learning from our employees, sellers, buyers and shareholders to help ensure we are focusing on the most value-enhancing near- and long-term opportunities.”

Chad said, “It has been an honor to lead Etsy as CEO for the past six years and the three years before that as CTO. The Board decided that it was time for new leadership to take Etsy forward and I support that decision. I deeply admire and respect each and every person on the Etsy team who has worked so hard during my tenure to deliver a great experience for Etsy buyers and economic empowerment for creative entrepreneurs around the world. I have the greatest degree of confidence in the long-term growth opportunities for Etsy under Josh’s leadership. I wish the company and the community the greatest success and look forward to supporting the global community of Etsy sellers as a regular buyer after the transition.”

In addition, the Company also announced that John Allspaw, Chief Technology Officer, will be leaving the Company and Mike Brittain, VP of Engineering, will be named interim CTO. Mr. Allspaw will serve in an advisory role to the Company through May 31, 2017.

First Quarter 2017 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended March 31,		% Growth Y/Y
	2016	2017

GMS	$629,853	$719,037	14.2%
Revenue	$81,847	$96,891	18.4%
Markets revenue	$35,730	$40,759	14.1%
Seller Services revenue	$43,533	$53,947	23.9%
Net income (loss)	$1,192	$(421)	(135.3)%
Adjusted EBITDA	$14,751	$9,722	(34.1)%

Active sellers	1,603	1,801	12.4%
Active buyers	25,027	29,669	18.5%
Percent mobile visits	63%	66%	300	bps
Percent mobile GMS	47%	51%	400	bps
Percent international GMS	30.3%	32.1%	180	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

First Quarter 2017 Operational Highlights

“During the first quarter, we laid the groundwork for key initiatives and launches that will enhance Etsy’s capabilities and offerings for sellers and buyers, strengthen the brand and help position Etsy for long-term growth,” continued Chad. “Etsy is actively investing in machine learning, search and marketing to attract new buyers and drive purchase frequency. Additionally, we just completed the successful launch of Etsy Studio. Although a challenging February contributed to lower than anticipated first quarter results, I am confident that the fundamental strength of Etsy’s business and its unique competitive position will drive long-term growth for all stakeholders.”

GMS was $719.0 million, up 14.2% compared with the first quarter of 2016. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods that are not listed in U.S. dollars) GMS growth in the first quarter of 2017 would have been 15.2%. Growth in GMS was supported by 12.4% year-over-year growth in active sellers and 18.5% year-over-year growth in active buyers.

Continuing the trend we’ve seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 66% compared with approximately 63% in the first quarter of 2016 and approximately 65% in the fourth quarter of 2016. Percent mobile GMS was approximately 51% compared with 47% in the first quarter of 2016 and 49% in the fourth quarter of 2016. During the first quarter of 2017, mobile GMS was more than 50% of overall GMS for the first time. Specifically, mobile web was the largest contributor to both overall visits as well as mobile GMS. Year-over-year aggregate conversion rate increased, despite the growing contribution of mobile web, which carries the lowest conversion rate of any device. In addition, conversion rate on every device - desktop, mobile web and mobile app - increased for the sixth consecutive quarter. During the first quarter, the year-over-year growth in mobile conversion rates led to a slight narrowing of the gap between mobile visits and mobile GMS. Mobile app and mobile web GMS each continued to grow significantly faster than desktop GMS during the first quarter.

Percent international GMS was 32.1% in the first quarter of 2017, up from 30.3% in the first quarter of 2016, and up sequentially from 30.4% in the fourth quarter of 2016. Notably, international GMS growth accelerated year-over-year for the fourth consecutive quarter.

During the first quarter of 2017, percent international GMS was largely driven by continued robust GMS growth between U.S. buyers and international sellers and GMS growth between buyers and sellers outside of the U.S., both in the same country and cross-border. GMS growth between international buyers and sellers in the same country remained the fastest growing category of international GMS, growing 44% year-over-year during the first quarter. We believe the robust growth in this category demonstrates the progress we are making in building and deepening local Etsy communities around the world. GMS between U.S. sellers and international buyers declined 1% year-over-year in the first quarter, an improvement from the trends we experienced in 2015 and 2016.

Expense Reductions and Resource Realignment

Late last year, Etsy realigned its teams to better support the evolving needs of our business. This has resulted in strengthened cross-functional collaboration, increased accountability and faster execution. Building on this foundation, early in the second quarter of 2017, we also looked for opportunities to increase efficiency and streamline our cost structure. As a result of this process, we have identified savings that will be realized through a combination of headcount reductions and a reduction in internal program expenses. In total, we expect to eliminate approximately 80 positions, which is approximately 8% of the total workforce.

Chad commented, “Today, we announced an expense reduction and realignment initiative to help position Etsy for growth. Etsy’s business has evolved significantly over the past 12 years and, while decisions like these are never easy, the Board is confident that this initiative will give the Company greater focus and agility in the near term, while allowing the Company to continue expanding in key growth areas. I wish everyone who was affected the absolute best in whatever they choose to do next.”

Recent Operational Highlights

Our product roadmap is focused on supporting sellers as they start, manage and scale their businesses and enhancing the buyer experience. Recent highlights include:

Etsy Studio launch

•
Last week, we launched Etsy Studio. Etsy Studio is the first new market that we've built since 2005 and will disrupt the global craft buying and selling experience. By offering a differentiated and category specific buyer experience we believe Etsy Studio will allow us to gain share in the large addressable craft supplies market. On Etsy Studio at the time of launch, our global craft sellers offered nearly eight million items to buyers around the world.

Product launches

•
We are using machine learning to make category-specific suggestions to improve the listing process and collect more accurate data. Our efforts around Structured Data will enable us to collect more attributes and information from sellers during the listing process so we can offer more advanced and relevant search filters and deliver more personalized recommendations. This will allow buyers to more quickly find the exact items for which they are searching.

•
We recently updated our Direct Checkout payment service and rebranded it as Etsy Payments. Our ultimate goal with Etsy Payments is to offer all Etsy sellers and buyers one unified payments platform. For sellers, Etsy Payments offers a more flexible and easy way to manage how and when they receive payments and deposits. Buyers have access to 10 different payment options, including Android Pay for mobile app, launched in March. Additionally, our recent launches of Multi-Shop Checkout and Guest Checkout enable buyers to seamlessly purchase from multiple sellers in one transaction and check out without being signed into an Etsy account, respectively. We believe these collective enhancements can drive conversion and GMS growth by reducing friction in the checkout process.

Creating a unified business management offering for sellers

•
Since our February launch of Shop Manager, a centralized hub for sellers to manage all aspects of their Etsy business, we have received positive feedback from a number of sellers using the new platform. We believe this was an important step towards building a unified business management offering to help our sellers start, manage and scale their businesses. Shop Manager showcases the breadth and depth of our services and tools in one convenient place, which we believe can help encourage seller service adoption.

First Quarter 2017 Financial Highlights

Total revenue was $96.9 million, up 18.4% year-over-year, driven by growth in both Markets and Seller Services revenue. Markets revenue grew 14.1%, driven by growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 23.9% year-over-year, driven primarily by revenue growth in Etsy Payments. Seller Services revenue also benefited from revenue growth in Promoted Listings and, to a lesser extent, Pattern by Etsy and Shipping Labels. Gross profit for the first quarter was $62.2 million, up 15.4% year-over-year and gross margin was 64.2%, down 170 bps compared with 65.9% in the first quarter of 2016.

Total operating expenses were $64.3 million in the first quarter, up 36.4% year-over-year, and represented 66.4% of revenue, up from 57.6% of revenue in the first quarter of 2016. The increase in operating expenses as a percent of revenue is primarily due to an increase in employee-related expenses and marketing expenses related to our brand campaign.

During the first quarter, marketing expenses were $23.5 million, up 48.0% year-over-year and represented 24.2% of revenue compared with 19.4% in the first quarter of 2016. The increase in marketing expenses as a percentage of revenue was driven primarily by brand marketing spend, mostly on YouTube and Facebook and, to a lesser extent, digital acquisition marketing (which excludes brand marketing-related spend on YouTube and Facebook) and employee-related expenses. Digital acquisition marketing spend increased 25.9% year-over-year during the first quarter.

Product development expenses were $18.1 million, up 48.1% year-over-year, primarily due to higher employee-related costs including additional expenses resulting from the acquisition of Blackbird Technologies. Product development expenses increased as a percent of revenue to 18.7% compared with 14.9% in the first quarter of 2016.

G&A expenses were $22.8 million, up 19.3% year-over-year driven by increased employee-related expenses, partially offset by lower professional services expenses and post-combination stock compensation expense related to the acquisition of ALM year-over-year. G&A expenses increased as a percentage of revenue to 23.5% compared with roughly 23.3% in the first quarter of 2016.

Based on build-to-suit accounting requirements, we recognized $0.8 million and $2.1 million in incremental depreciation and non-cash interest expense, respectively, in the first quarter related to our new headquarters, as expected. For more information on the cash impact of our build-to-suit lease agreement, please refer to “Note 14—Commitments and Contingencies” in the Notes to Consolidated Financial Statements in our 2016 Form 10-K filing with the Securities and Exchange Commission.

Net loss for the first quarter of 2017 was $0.4 million, compared with net income of $1.2 million in the first quarter of 2016. Etsy’s net loss in the first quarter of 2017 included interest expense associated with the build-to-suit lease accounting related to our new headquarters, a $2.8 million foreign exchange gain and an income tax benefit of $1.1 million, all primarily non-cash.

Non-GAAP Adjusted EBITDA for the first quarter was $9.7 million, and declined 34.1% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 10.0%, down 800 bps year-over-year. Non-GAAP Adjusted EBITDA performance was driven primarily by higher employee-related expenses and an increase in marketing expenses as a percent of revenue.

Net cash provided by operating activities was $3.3 million in the first quarter of 2017 compared with $2.8 million in the first quarter of 2016. The increase in net cash provided by operating activities for the quarter was mainly driven by revenue growth.

Cash, marketable securities and short-term investments were $276.0 million as of March 31, 2017.

Financial Guidance

In light of the leadership transition, Etsy’s new management team will review the Company’s 2017 guidance. The Company plans to provide guidance in conjunction with the announcement of its second quarter 2017 results.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through 10:30 p.m. ET on May 16, 2017 at (855) 859-2056 or (404) 537-3406; conference ID 9307987.

About Etsy

Etsy is a global creative commerce platform. We build markets, services and economic opportunity for creative entrepreneurs. Within our markets, millions of people around the world connect, both online and offline, to make, sell and buy unique goods. We also offer a wide range of Seller Services and tools that help creative entrepreneurs start, manage and scale their businesses. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we're committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, Vice President, FP&A and Investor Relations
or
Gabriel Ratcliff, Manager, Investor Relations
ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, Director, Corporate Communications
press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include quotations from management, information related to our possible or assumed future results of operations and expenses, our financial guidance, our mission, business strategies and plans, business environment, market size, cost-savings initiatives, new management team transition and plans, product capabilities and release timing and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (iv) the importance to our success of the trustworthiness of our markets and the connections within our community; (v) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (vi) our ability to transition to a new senior executive team, including a new CEO, CFO and CTO; (vii) our ability to attract and retain senior officers and other skilled employees; (viii) our ability to successfully implement the cost-savings initiatives announced today (ix) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (x) the effectiveness of our marketing efforts; (xi) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (xii) our ability to expand successfully outside of the United States; (xiii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (xiv) macroeconomic conditions, global and political events; (xv) risks related to cyber attacks; and (xvi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31, 2016	As of March 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$181,592	$194,807
Short-term investments	100,494	81,145
Accounts receivable, net	26,426	25,085
Prepaid and other current assets	15,571	19,911
Deferred tax charge—current	17,132	—
Funds receivable and seller accounts	29,817	34,292
Total current assets	371,032	355,240
Restricted cash	5,341	5,341
Property and equipment, net	126,407	127,168
Goodwill	35,657	35,970
Intangible assets, net	7,507	6,062
Deferred tax charge—net of current portion	34,264	—
Other assets	985	958
Total assets	$581,193	$530,739
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,978	$6,371
Accrued expenses	24,179	22,638
Capital lease obligations—current	6,829	6,748
Funds payable and amounts due to sellers	29,817	34,292
Deferred revenue	5,648	5,777
Other current liabilities	6,557	5,327
Total current liabilities	84,008	81,153
Capital lease obligations—net of current portion	5,296	4,610
Deferred tax liabilities	65,068	65,034
Facility financing obligation	57,360	59,586
Other liabilities	24,704	25,308
Total liabilities	236,436	235,691
Total stockholders’ equity	344,757	295,048
Total liabilities and stockholders’ equity	$581,193	$530,739

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2016	2017

Revenue	$81,847	$96,891
Cost of revenue	27,911	34,659
Gross profit	53,936	62,232
Operating expenses:
Marketing	15,847	23,454
Product development	12,230	18,116
General and administrative	19,076	22,763
Total operating expenses	47,153	64,333
Income (loss) from operations	6,783	(2,101)
Other income, net	8,023	628
Income (loss) before income taxes	14,806	(1,473)
(Provision) benefit for income taxes	(13,614)	1,052
Net income (loss)	$1,192	$(421)
Net income (loss) per share—basic	$0.01	$0.00
Net income (loss) per share—diluted	$0.01	$0.00
Weighted average common shares outstanding—basic	112,129,470	115,696,024
Weighted average common shares outstanding—diluted	115,368,566	115,696,024

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2016	2017

Cash flows from operating activities
Net income (loss)	$1,192	$(421)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	2,581	4,043
Stock-based compensation expense—acquisitions	656	842
Depreciation and amortization expense	4,731	6,938
Bad debt expense	341	332
Foreign exchange gain	(8,120)	(2,780)
Amortization of debt issuance costs	45	56
Non-cash interest expense	—	2,145
Interest on marketable securities	(258)	277
Loss on disposal of assets	492	49
Amortization of deferred tax charge	9,493	—
Changes in operating assets and liabilities	(8,333)	(8,172)
Net cash provided by operating activities	2,820	3,309
Cash flows from investing activities
Purchases of property and equipment	(10,870)	(2,700)
Development of internal-use software	(2,168)	(3,956)
Purchases of marketable securities	(108,289)	(23,240)
Sales of marketable securities	6,901	42,290
Net cash (used in) provided by investing activities	(114,426)	12,394
Cash flows from financing activities
Repurchase of stock	—	(797)
Proceeds from exercise of stock options	1,223	600
Payments on capitalized lease obligations	(1,355)	(1,835)
Deferred payments on acquisition of business	(649)	—
Net cash used in financing activities	(781)	(2,032)
Effect of exchange rate changes on cash	(476)	(456)
Net (decrease) increase in cash and cash equivalents	(112,863)	13,215
Cash and cash equivalents at beginning of period	271,244	181,592
Cash and cash equivalents at end of period	$158,381	$194,807

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; and foreign exchange gain. Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange gain;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(in thousands; unaudited)

	Three Months Ended March 31,
	2016	2017

Net income (loss)	$1,192	$(421)
Excluding:
Interest and other non-operating expense, net (1)	97	2,152
Provision (benefit) for income taxes	13,614	(1,052)
Depreciation and amortization (1)	4,731	6,938
Stock-based compensation expense (2)	2,581	4,043
Stock-based compensation expense—acquisitions (2)	656	842
Foreign exchange gain	(8,120)	(2,780)
Adjusted EBITDA	$14,751	$9,722

(1)
Included in interest and depreciation expense amounts above, interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016, in the three months ended March 31, 2016 and 2017 is as follows (in thousands):

	Three Months Ended March 31,
	2016	2017

Interest expense	$—	$2,145
Depreciation	—	819

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended March 31,
	2016	2017

Cost of revenue	$200	$364
Marketing	178	444
Product development	857	2,020
General and administrative	2,002	2,057
Total stock-based compensation expense	$3,237	$4,885